Ex. 99.04
Page 1
Southern Company
EPS Earnings Analysis

Description	Three Months Ended December 2021 vs. 2020	Year-To-Date December 2021 vs. 2020

Retail Sales	5¢	15¢

Retail Revenue Impacts	(1)	15

Weather	(6)	(5)

Wholesale & Other Operating Revenues	(1)	10

Non-Fuel O&M(*)	(8)	(22)

Depreciation and Amortization, Interest Expense, Other	1	2

Income Taxes	(1)	(3)

Total Traditional Electric Operating Companies	(11)¢	12¢

Southern Power	3	5

Southern Company Gas	—	2

Parent and Other	(3)	(2)

Increase in Shares	—	(1)

Total Change in EPS (Excluding Items)	(11)¢	16¢

Estimated Loss on Plants Under Construction[1]	(53)	(96)

Acquisition and Disposition Impacts[2]	10	8

Wholesale Gas Services[3]	(6)	—

Asset Impairments[4]	3	3

Loss on Extinguishment of Debt[5]	—	—

Total Change in EPS (As Reported)	(57)¢	(69)¢
(*) Includes non-service cost-related benefits income
- See additional Notes on the following page.

Ex. 99.04

Southern Company
EPS Earnings Analysis

Notes
(1)Earnings for the three and twelve months ended December 31, 2021 include charges of $920 million pre tax ($686 million after tax) and $1.692 billion pre tax ($1.261 billion after tax), respectively, and earnings for the three and twelve months ended December 31, 2020 include charges of $176 million pre tax ($131 million after tax) and $325 million pre tax ($242 million after tax), respectively, for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three and twelve months ended December 31, 2021 and 2020 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling $10 million to $20 million annually through 2025.
(2)Earnings for the three and twelve months ended December 31, 2021 primarily include a $93 million pre-tax ($99 million after-tax) gain associated with the termination of a leasehold interest in assets associated with two leveraged lease projects and $16 million of income tax benefits recognized as the result of another leveraged lease investment disposition. Earnings for the twelve months ended December 31, 2021 also include a $121 million pre-tax ($92 million after-tax) gain on the sale of Sequent, as well as $85 million of additional tax expense due to the resulting changes in state apportionment rates. Earnings for the three and twelve months ended December 31, 2020 primarily include a $22 million pre-tax ($16 million after-tax) gain on the sale of Southern Company Gas' natural gas storage facility in Louisiana. Earnings for the twelve months ended December 31, 2020 also include a $39 million pre-tax ($23 million after-tax) gain on the sale of Southern Power Company's Plant Mankato. Further impacts may be recorded in future periods in connection with acquisition and disposition activity.
(3)Earnings for the twelve months ended December 31, 2021 and earnings for the three and twelve months ended December 31, 2020 include Wholesale Gas Services business results. Presenting earnings and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments. Amounts subsequent to the July 1, 2021 sale of Sequent represent final income adjustments.
(4)Earnings for the twelve months ended December 31, 2021 include pre-tax impairment charges totaling $84 million ($67 million after tax) related to Southern Company Gas' investment in the PennEast Pipeline project and a pre-tax impairment charge of $7 million ($6 million after tax) related to a leveraged lease investment. Earnings for the three and twelve months ended December 31, 2020 include impairment charges related to two leveraged leases. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.
(5) Earnings for the three and twelve months ended December 31, 2021 and 2020 include costs associated with the extinguishment of debt at Southern Company. Further costs may occur; however, the amount and timing of any such costs are uncertain.